Exhibit 5.6

[Letterhead of Flaherty Sensabaugh Bonasso PLLC]

October 10, 2014

Sabra Health Care Limited Partnership

Sabra Capital Corporation

18500 Von Karman Avenue

Suite 550

Irvine, California 92612

Attention:	Harold W. Andrews, Jr., Executive Vice President, Chief Financial Officer and Secretary

Ladies and Gentlemen:

We have acted as special local counsel to SB New Martinsville, LLC, a West Virginia limited liability company (the West Virginia Guarantor), in connection with the following: (i) the Fifth Supplemental Indenture (the Indenture) dated September 29, 2014, by and among Sabra Health Care Limited Partnership, a Delaware limited partnership, and Sabra Capital Corporation, a Delaware corporation (collectively, Issuers), Sabra Health Care REIT, Inc., a Maryland corporation (the Parent), certain direct and indirect subsidiaries of Parent as listed in the Indenture, including the West Virginia Guarantor, and Wells Fargo Bank, National Association, a national banking association; and (ii) the Guaranties to be delivered by the West Virginia Guarantor pursuant to the Indenture. This opinion is furnished to you in connection with the prospectus supplement dated October 1, 2014 (the Prospectus) to the prospectus included in the Registration Statement on Form S-3 (File No. 333-188696) filed on May 20, 2013 by the Issuers and the Parent, among others, relating to the issuance and sale of up to an additional $150,000,000 of additional 5.5% Senior Notes due 2021.

This opinion is being furnished in accordance with requirements of item 601(b)(5) of Regulation S–K under the Series Act of 1933, as amended (the Securities Act).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

(i) the Prospectus;

(ii) the Indenture;

(iii) Guaranty (5.5% Senior Note due 2021) with the Indenture, collectively the Transaction Documents);

(iv) Statement of Conversion of SB New Martinsville, Inc. and Articles of Organization of Limited Liability Company of West Virginia Guarantor, filed with West Virginia Secretary of State on September 17, 2010, and effective on September 30, 2010; and

(v) Amended and Restated Operating Agreement of West Virginia Guarantor dated June 21, 2011.

In preparing this letter, we have assumed and have not verified (i) the legal competency of all individual signers of documents, (ii) the genuineness of all signatures on all documents that we have examined, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity to the authentic originals of all documents supplied to us as certified, PDF or fax copies. In conducting our examination of executed documents or documents to be executed, we have assumed that all parties thereto, other than the West Virginia Guarantor, had or will have the power, corporate or otherwise, to enter into and perform all obligations thereunder. We have also assumed the due authorization by all requisite action, corporate or otherwise, and the due execution and delivery by all parties thereto, other than the West Virginia Guarantor, of such documents and that, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of all parties thereto. As to any facts material to the opinions expressed herein that we have not independently established and verified, we have relied, with your permission, upon statements and representations of officers and other representatives of the West Virginia Guarantor and the Opinion Certificate of West Virginia Guarantor attached hereto as Exhibit A.

We express no opinion with respect to the effectiveness of any law other than the laws of the State of West Virginia and the federal laws of the United States.

Based on the foregoing, and subject to the qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The West Virginia Guarantor is a limited liability company, validly existing under the laws of the State of West Virginia.

2. The West Virginia Guarantor has the limited liability company power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder. The execution, delivery and performance of the Transaction Documents by the West Virginia Guarantor has been duly authorized.

3. The West Virginia Guarantor has duly executed and delivered the Transaction Documents.

This opinion is provided as legal opinion only, not a guarantee or warranty of the matters discussed herein. We are opining only as to the matters expressly set forth herein, and no opinion may be inferred as to other matters. This opinion is based upon the current statute, rules, regulations and judicial decisions and is rendered as of the date hereof. We disclaim any obligation to advise you of any change in the foregoing sources of law or subsequent law or changes in facts or circumstances which might affect any matters or the opinion set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report of Issuer on Form 8-K in accordance with the requirements of Rule 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the Prospectus under the caption “Legal Matters.”

Sincerely,

/s/ Flaherty Sensabaugh Bonasso PLLC

Robert L. Coffield